Exhibit 16.1

April 30, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:  Sibling Entertainment Group Holdings, Inc.

To Whom It May Concern:

We have read the statements that we understand Sibling Entertainment Group Holdings, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,